Exhibit 99.1

SCICLONE PHARMACEUTICALS, INC.

Moderator: Dr. Freidhelm Blobel

March 3, 2009

10:00 am CT

Operator:	Good morning and welcome to SciClone Pharmaceutical’s Fourth Quarter Year End 2008 conference call. We would like to remind you that today’s call is being recorded.

Speaking on today’s call are Dr. Freidhelm Blobel, President and Chief Executive Officer, Gary Titus, Senior Vice President and Chief Financial Officer and Dr. Israel Rios, Senior Vice President and Chief Medical Officer.

If you have not had the chance to review the earnings release, it can be accessed on the Investor Relations site of SciClone’s Web site at sciclone.com. It is SciClone’s intent that all forward-looking statements regarding financial guidance and commercial activities made during today’s call be protected under the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are subject to risks and uncertainties. Actual events or results may differ materially from these projected or discussed. All forward-looking statements are based upon current information available and SciClone assumes no obligation to update these statements.

To better understand these risk factors, SciClone refers you to the documents that are filed with the Securities and Exchange Commission including Forms 10-Q and 10-K.

I will now turn the call over to Dr. Blobel. Please go ahead.

Freidhelm Blobel:	Thank you, Lisa. Good morning and thank you for joining us today on our fourth quarter and year end 2008 conference call.

During the call, we will discuss our financial results released this morning, offer commentary on our growing international business and clinical development activities and review our financial guidance for 2009 after which we will hold the question and answer session.

Our new business strategy, which we announced last month focuses on achieving and maintaining profitability for the full year in 2009 through a combination of international sales growth, a cost containing clinical development strategy and focused expense management.

During the fourth quarter, SciClone continued to achieve excellent revenue growth due to the continued strong sales of Zadaxin, our brand of thymalfasin. Zadaxin is currently sold in over 30 countries for the treatment of patients with Hepatitis B virus and Hepatitis C virus, liver cancer and (as vaccine assurant).

We are planning to continue to expand our international operations to markets outside China, which is our major market. As part of this expansion we are planning to grow sales of Zadaxin in Russia and Vietnam and expect sales in those countries to contribute to a modest increase in our global sales.

In China, we are planning to leverage our decade of experience by adding commercial or near-term commercial stage products to our portfolio. To continue to grow the sales and cash flow for SciClone, we intend to broaden our product portfolio further by in-licensing or acquiring the marketing rights to other synergistic products.

We believe we are well positioned to in-license additional therapeutics for our international business with a focus on China in part because of our opportunity to develop and commercialize these products utilizing our well established sales and marketing organization in China.

After acquiring the Chinese marketing rights to DCB for liver cancer we are pursuing regulatory approval and intend to launch this product in 2009. Our new clinical development strategy is to focus on creating shareholder value by driving cost efficient Phase I and II development of promising compounds while seeking development partners for costly Phase III trials.

In this way, allowing us to achieve the potential upside of biotechnology business from our portfolio of drug candidates. Given the recent news that Synta suspended its Phase III trial for elesclomol in patients with malignant melanoma, our thymalfasin, with an excellent safety profile, is now in our opinion an even more promising compound in clinical development for this disease.

We reached an agreement with the FDA in late 2008 on a special protocol assessment or, in short, SPA, regarding the design of a Phase III registration trial for thymalfasin as a potential treatment for Stage IV melanoma.

In addition to expanding our international business, we are also continuing to develop our pipeline of Phase II drug candidates including RP101 for the treatments of patients of pancreatic cancer and SCV-07 for the treatment of patients with HCV as well as severe oral mucositis.

Our development strategy for SCV-07 for the treatment of patients with oral mucositis in the setting of head and neck cancer includes bringing it to China also, where this is a large unmet medical need.

Additionally, our DCB product is awaiting approval in China for the treatment of liver cancer.

At this point, I would like to turn the call over to Israel for some remarks now on pipeline activity during the quarter. Israel.

Israel Rios:	Thank you, Freidhelm and good morning. Yes. So during the fourth quarter of 2008, we continued to make solid progress in advancing development of our product portfolio, which has three molecules and four indications.

Our latest stage and most advanced opportunity is ready for Phase III, which will evaluate thymalfasin in combination with dacarbazine or DTIC compared to DTIC alone as a therapy for Stage IV melanoma where patients have very few treatment options available.

We estimate that this is a $200 million market opportunity worldwide in Stage IV patients and more than $500 million if one addresses the adjuvant setting alone. We are in the process of seeking a partner for this Phase III trial prior to initiating enrollment.

In November, we announced that we and the US Food and Drug Administration had reached agreement of design of a Phase III registration trial for thymalfasin in combination with DTIC as a potential treatment for Stage IV melanoma.

Turning to RP101, we are conducting a multi-center, randomized, double-blinded, placebo controlled Phase II clinical trial using RP101 in combination with gemcitabine chemotherapy and approximately 153 patients with late stage, unresectable pancreatic cancer.

We expect to complete enrollment of this trial in the first half of 2009 and report data in the first half of 2010. By the way, I would like to add that our enrollment is going quite well and we may have results ahead of time.

Moving on to SCV-07 and oral mucositis, we announced in December the enrollment of the first patient in our Phase II multi-center, randomized, double-blind, placebo controlled study to assess the safety and efficacy of SCV-07 for prevention of oral mucositis in patients receiving radio chemotherapy for the treatment of head and neck cancer.

The data from the pre-clinical studies of SCV-07 were very promising, showing a compelling prevention of oral mucositis and a reduction in the severity scores in the animals.

Currently, there is no approved intervention for oral mucositis induced by radiation or radio chemotherapy in the setting of head and neck cancer and there is only a single approved treatment for oral mucositis associated with the administration of conditioning regiments prior to stem cell transplants for the treatment of cancer.

I will now turn the call over to Gary Titus.

Gary Titus:	Thanks Israel. I’d like to begin by reviewing our financial results for the fourth quarter and full year of 2008.

In the fourth quarter we increased our revenues by 53% to $15.3 million compared with revenues of $10 million in the same period of 2007. For the year ended December 31, product revenues increased by 46% to $54.1 million compared with product revenues of $37 million for the same period last year.

The increase in product revenues for the fourth quarter and year ended December 31, 2008 is attributable to the increase in the quantity of Zadaxin sold primarily to China. Sales and marketing expenses for the fourth quarter of 2008 were $5 million compared with $4 million for the fourth quarter of 2007.

For the year ended December 31, 2008 sales and marketing expenses were $17.3 million compared with $13.9 million last year. The increase in sales and marketing expenses in 2008 were primarily due to increase in personnel and promotional activities related to our expanding sales and marketing effort for our lead product Zadaxin.

Research and development expenses for the fourth quarter of 2008 totaled $6.7 million compared with $5.5 million for the fourth quarter of 2007. For the year ended December 31, research and development expenses were $23.5 million compared with $17.4 million last year.

The increase in R&D expenses in the fourth quarter relate primarily to our ongoing Phase II clinical trial of RP101 for metastatic pancreatic cancer, accrued clinical trial expenses for a payment to be made to development partner Sigma-Tau and the initiation of our Phase II clinical trial of SCV-07 for severe oral mucositis.

Now turning to general and administrative expenses for the fourth quarter of 2008 were $3.6 million compared to $2.6 million for the fourth quarter of 2007. For the year ended December 31, general and administrative expenses were $11.9 million compared with $10.2 million last year.

The increase in the fourth quarter is primarily due to increased professional fees, compensation-related expenses and expenses associated with our ongoing proxy contest.

During the fourth quarter of 2008 our net loss declined to $3.1 million or seven cents per share compared with $3.6 million or eight cents per share for the fourth quarter of 2007.

For the year ended December 31, 2008 the net loss was $8.3 million or 18 cents per share compared with a net loss of $9.9 million or 22 cents per share last year.

Included in the fourth quarter loss are unplanned expenses related to an ongoing proxy contest with Sigma-Tau, which represent approximately one cent per share of our 18 cents per share loss. Our fourth quarter and full year 2008 expenses include $429,000 and $1.8 million non-cash, stock-based compensation charges respectively.

Cash and cash equivalent totaled $27.7 million at December 31, 2008 compared with $31.8 million at December 31, 2007 and $24.2 million at September 30, 2008. Lastly, we had long-term investments of $1.5 million at December 31, 2008.

In addition, I’d like to point out that we have a line with Silicon Valley Bank, which has provided SciClone with a $6 million line of credit, which may be used to provide additional working capital to support our company’s growth as we focus our plans on growing our business during 2009.

We have managed our ongoing operations prudently and we expect that cash on hand together with ongoing business operations and our line of credit should be sufficient to fund current business activities for the foreseeable future although we may continue to report quarterly losses during this period.

And now I’d like to turn your attention to our 2009 full year financial guidance. In February we provided guidance for the full year for product revenues of between $60-62 million, an increase of approximately 15% compared with 2008 revenue.

We expect our revenue growth to be driven by the sales of Zadaxin and the introduction of DCB in China. In addition, our earnings per share for the full year 2009 are projected to be between zero and two cents per share as we drive towards profitability for the full year.

Our cash and cash equivalents and investments at December 31, 2009 are projected to be greater than $20 million.

And now, I’d like to turn the call back over to Freidhelm.

Freidhelm Blobel:	Thank you Gary. To conclude, we are very pleased with the progress at SciClone during 2008. We increased our revenues while making advances across our product portfolio.

As we look forward into 2009, we are planning to achieve several company milestones including achieve $60-62 million in revenues in 2009; complete enrollment in our Global Phase II, randomized, double-blinded clinical trial for RP101 in pancreatic cancer in the first half of this year;

Launch DCB in China; complete enrollment for SCV-07 in oral mucositis; acquire additional products for the Chinese market and we are also continuing partnering discussions for our Phase III trial for thymalfasin for malignant melanoma and plan to in-license assets for international sales effort that are accretive to our bottom line in the near future.

Thank you for your time. Lisa, you can now open the call for questions.

Operator:	Thank you sir. The question and answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit 1 on your telephone. If you are using a speakerphone, please make sure your mute option is turned off to allow your signal to reach our equipment. Once again, that is star 1 on your telephone to ask a question. And we’ll pause for a moment.

Our first question comes from Hamed Khorsand with BWS Financial.

Hamed Khorsand:	Hi. Just had a question here on your guidance that includes DCB. What kind of optimism do you have that DCB will finally get approved in ‘09? Do you have any specific updates as to what’s going on in China from a regulatory stance?

Freidhelm Blobel:	We are certainly watching and working on this situation very closely. But there is a clear understanding that we should have the approval this year.

And that’s what we are planning also our other activities for in terms of training and preparing the sales organization. But I don’t want to go into any specific dates or months because the agencies all over the world are not always predictable and the same applies to the Chinese agency.

Hamed Khorsand:	Okay. In Q4, how much in R&D was allocated to Sigma-Tau?

Gary Titus:	So we haven’t provided the exact numbers for that. But as I said in my comments, Hamed, the impact is approximately one cent per share. So you can sort of back into that.

Hamed Khorsand:	No. I understand that but it seems like that one cent a share, that was related to the proxy battle.

Gary Titus:	Your question was what? I’m sorry, Hamed.

Hamed Khorsand:	To the R&D. In the press release you’re saying that your R&D expense, there was some allocation to Sigma-Tau. I was asking what kind of percentage of the R&D expense was Sigma-Tau-related.

Gary Titus:	We are amortizing an upfront RA payment that will be made at the end of the final report. So this has all been disclosed in prior documents.

It’s a $1.5 million payment and there is approximately I believe it’s in the range of a couple hundred thousand dollars that occurred in the fourth quarter.

Hamed Khorsand:	Okay. And going forward on an R&D basis, will it be a little lumpy? Are there some expenses you’re expecting to recognize in Q1 that might make the year seem a little lumpy?

Gary Titus:	I don’t think it’s—I wouldn’t look at it as being necessarily too lumpy. We haven’t given a lot of quarterly guidance here but I probably would think of it being more of a ramp quite honestly.

A ramping down with the RP101 study, which was very intensive in 2008, becoming less of an expense later in 2009. So you might think of it being a little bit more sort of the early parts of the year.

Hamed Khorsand:	Okay. Thank you.

Operator:	Our next question comes from Elemer Piros with Rodman. Please go ahead.

Elemer Piros:	Yes. Good morning gentlemen. What I was wondering if you could please provide an update vis a vis the situation with Sigma-Tau? And how many director seats are they asking for? And what would be your current stance in addressing their request?

Freidhelm Blobel:	We understand that you might be interested in this question but we need to refer you to the public announcements, which have been made in this regard by our board of directors.

And certainly I think your question regarding how many nominees Sigma-Tau has filed is also becoming clear from their 13-D filing. So we don’t want to comment on any specific detail of this at this point.

Elemer Piros:	Okay.

Gary Titus:	Elemer, I would add—this is Gary. I would also add related to the expenses, it’s obviously unpredictable due to the nature of a process like this.

It could be not overly significant or it could be very large. So it depends on whether this becomes a contest that goes all the way to the end or whether there is a settlement that happens.

Elemer Piros:	Okay. And what I’d also like to ask you is about your pricing strategy for Zadaxin in China. When was the last time that you were able to raise the price?

Freidhelm Blobel:	Well, Elemer, the answer to that is last year. Now let me put this a bit into context. The pricing of Zadaxin in China is remarkable in that it was unchanged in the first 12 to 13 years after the introduction of the product.

That means that despite generic competition we have been able to maintain the price level since the introduction in the mid-’90s. As you know in recent years, the Chinese currency, the renminbi, has been increased in its valuation quite a bit.

And we were convinced that we could share in this by getting a certain price increase for Zadaxin, which we did in 2008. That corresponds to about 10% of the growth. And that also underlines that the really majority of the excellent sales performance and growth in 2008 is volume growth.

Elemer Piros:	Okay. And if you could please compare the pricing, your prices to what it available in the generic market and how do you stack up there?

Freidhelm Blobel:	Yeah. The generic market in China is characterized for thymalfasin that there are what one may consider direct generics, which at least try to be the same 28 (mirror) product.

But then there are also short versions of this Thymosin-5 or Thymol Peptides. And if these Thymol Peptides, they are certainly lowest cost and the generic 28 (mirror) thymalfasins of various quality are priced at about 1/5 of our price. So we have maintained a very highest price level as we mentioned earlier.

And there is really no direct price relation to the generics. And that does not only apply to our product but that applies also to some other products, other differentiated products, established western brands in China compared to the local competitive products.

But there is clearly also quality difference and the brand difference. And that’s the same what applies to Zadaxin as the leading thymalfasin in China.

Operator:	And our next question comes from Gil Aharon with Rosalind Capital.

Gil Aharon:	Hi. Thank you for taking the question. Can you talk a bit about Russia and other potential emerging markets that you’re addressing? I might have missed it in your introductory remarks and I was hoping to understand the strategy, the related costs and pricing.

Freidhelm Blobel:	Yeah. We have received approval in Russia for Zadaxin or thymalfasin for Hepatitis B and Hepatitis C. Last year we introduced the product and had pretty good start of our sales activities there.

If you like so, from a conceptual or strategic point, Russia is a main focus. And we think that the business there can be developed in a meaningful and attractive way. Short term we have to certainly keep in mind that the Russian currency, the ruble, was devalued by about 40% in recent weeks.

And that certainly makes pricing more difficult because we price generally on the same level on a dollar basis throughout the world. And that’s a problem because such a price increase is certainly not going unnoticed.

And also SciClone and thymalfasin in the 30 plus markets where we are operating, we certainly realize and are faced with the general problems because of the financial crisis, which exists all over the world and certainly also in our markets.

Also we believe that we should be able to still translate this into an additional growth also in 2009 and we have given guidance for 15%. Now coming back beside Russia, we see particularly an interesting opportunity in Vietnam. We think Vietnam today is where China may have been five, eight years ago.

And that will be one of the other focus areas for our activities. But one needs to keep that in perspective that with our about 50 million revenues in China, even if we have outstanding growth in Vietnam and Russia, this is relatively modest on the overall sales levels. So I mean that’s just to stay realistic.

Gil Aharon:	Are you going to break it down in your 10-K, the geographies and the kind of Russia and China and then various indications?

Gary Titus:	So we will not break it down by indications but I believe we do have a break down by our sales by major territories, which is primarily China and Russia.

Gil Aharon:	I see. And just one more question on Russia. What’s the sales infrastructure that you have established there?

Freidhelm Blobel:	At this point we are working with a partner whom we have been working with for a very long time. We have some thoughts that at some point we may establish a rep office but the timing of this is open and has certainly also to do with these financial and the overall situation in Russia, with that situation.

So we cannot give you any particular dates or times for this but that is the point, a rep office, which we are clearly discussing and considering.

Operator:	I would like to remind everyone that it’s star 1 to ask a question or make a comment. Again, that’s star 1 on your telephone. Our next question comes from David Jordon with Axiom Capital Management. Please go ahead.

David Jordon:	Yeah. Hi gentlemen. You didn’t in the announcement give your spill operating profit for the year, number one. Number two, there seems to be sequential growth in every quarter.

And if you just annualize the fourth quarter, four times 15.3, it’s 61.2. So I just don’t understand how if you include the DCB in potential revenues how you can’t materially beat that number. I mean do you expect sequential quarterly growth every quarter in the year that we’re in now?

And certainly you might have an idea as far as the first quarter is concerned since it’s 2/3 over. Are we going to see sequential growth from the fourth quarter to the first quarter?

Freidhelm Blobel:	Well, David, your math is certainly correct. However, we have not seen in past years for example that the Q1 of a following year surpasses Q4 of the preceding year.

Particularly with our strong emphasis on China, Chinese New Year, which falls right in the middle of that and in addition, a relatively short February leads typically to a situation that Q1 is a bit weaker. That’s one point.

The other point is what I already alluded to a little bit earlier—despite our focus and overall confidence that we will be able also in 2009 to continue growing the business. But it is clear that there is an impact also in China of the financial crisis worldwide.

There is less money available for some groups and segments of consumers. And as you know, in China healthcare has to be paid out of the pocket of the patient.

So there is a certain relation between the personal wealth and losses, which in 2008 happened in China in the stock market, in the housing bubble, which burst now six, nine months ago, that together with the overall situation that in the Chinese economy exports are dropping.

A lot of people are out of work. So it is not continuing to grow as it did in the past. And therefore we think it is not appropriate just to continue on where we certainly ended 2008 on a great fourth quarter and expect that we will be able to continue with 30/40 plus increases every quarter.

But I can assure you that we are not only very close to the situation but that we work the market very diligently and are confident despite these issues to come to the figures, which we have given in our guidance.

David Jordon:	Okay. Just trying to massage the numbers a little bit, can you give me an idea or everybody an idea how many sales people you had at the end of 2007, 2008?

I think on one of the calls or in your presentation you mentioned you had 160 sales people and that you were going now to the secondary and tertiary hospitals. And how many sales people you plan to add this year?

How many sales people do you hope to end up with at the end of the year so at least we can...?

Freidhelm Blobel:	Yes. I think qualitatively your address is absolutely correct. We have surpassed at this point the 160 mark of sales people. We plan to add about 15 to 20 this year in 2009. And that is part of our expansion that we expand into these smaller cities, which typically are called Tier 2 and Tier 3 cities.

Operator:	Our next question comes from Jarrod Cohen with J.M. Cohen & Company.

Jarrod Cohen:	Yeah. Thank you very much. In terms of what you’re spending in R&D, how much is in terms of looking at, allocated towards projects that are more towards things of in terms of getting approval for things in the US that are probably two to three years out?

I guess the melanoma and pancreatic cancer—I’m just trying to get an idea of how long it will take to get a return on those types of dollars.

Freidhelm Blobel:	Well, generally speaking we don’t give detailed figures for individual R&D projects.

Jarrod Cohen:	Roughly speaking. I mean you spent $23 million this year.

Freidhelm Blobel:	Right.

Jarrod Cohen:	But you have just broken out in the past—I’m just trying to get an idea of when should we expect to get a return on the money you’re spending in R&D from?

Freidhelm Blobel:	Right. We think that the projects, which are currently running, that we can expect a positive return in case and at the time that the currently running Phase II trials will be positively concluded and reaching their pre-defined end points.

We do not have to wait until the point that we will get final approval to start marketing these products, particularly those, which are focused on western markets like the US and Europe. There a successful trial in a Phase II trial will certainly be a strong value creating event and translate correspondingly.

Jarrod Cohen:	Okay.

Freidhelm Blobel:	So the majority of not only the majority—I think all the three Phase II trials are planned to come to a conclusion in the next 12 to 15 months roughly speaking. So that is long or short depending on which position you may take.

Jarrod Cohen:	Okay. All right. Thank you.

Freidhelm Blobel:	You’re welcome.

Operator:	And there are no further questions at this time. I would like to turn the conference back over to Dr. Blobel for any closing or additional remarks.

Freidhelm Blobel:	Thank you everybody for participating today on our quarterly conference call. Please feel free to contact us directly should have any further questions. Thank you very much.

Operator:	And that concludes today’s teleconference. Thank you for your participation. Have a good day.

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